EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT
Name	State of Incorporation

Plastinum Corp. (formerly New Generation Plastic, Inc.)*	Delaware

*At December 31, 2006, the Registrant owned approximately 94% of Plastinum Corp. However, effective February 20, 2007, the Registrant “spun off” Plastinum to its stockholders and now no longer owns any interest in Plastinum.